UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PREMIERE GLOBAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3280 Peachtree Road, N.W.
The Terminus Building
Suite 1000
Atlanta, Georgia 30305

April 30, 2009

Dear Shareholder:

     On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our 2009 annual meeting of shareholders to be held on Wednesday, June 10, 2009, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

At the annual meeting, shareholders will be asked to:

  elect all seven members of our board of directors for one-year terms;

  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

  transact such other business as may properly come before the annual meeting or any adjournment thereof.

These matters are described in the accompanying notice of annual meeting and proxy statement.

     It is important that your stock be represented at our annual meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote by mailing in your proxy card, using the toll-free telephone number or via the Internet by following the instructions on your proxy card. As explained in the attached proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

     If you plan to attend our annual meeting, please check the proxy card in the space provided or let us know when you vote by telephone or via the Internet, which will enable us to expedite your admittance and assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee who holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

/s/ Boland T. Jones Boland T. Jones Chief Executive Officer and Chairman of the Board

Premiere Global Services, Inc.
3280 Peachtree Road, N.W.
The Terminus Building
Suite 1000
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 10, 2009

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2009 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 10, 2009, at 10:00 a.m. local time, for the purposes of:

1.	electing all seven members of our board of directors for one-year terms,

2.	ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

     Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 2, 2009 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Scott Askins Leonard Scott Askins Leonard Secretary

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 10, 2009: Premiere Global Services, Inc.’s proxy statement and annual report to shareholders are available at www.premiereglobal.com/investors/reports.asp.

Atlanta, Georgia
April 30, 2009

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY USING THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY RETURNING YOUR PROXY CARD OR VOTING BY TELEPHONE OR VIA THE INTERNET. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 10, 2009

     This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 10, 2009, at 10:00 a.m. local time, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

     The approximate date on which we are first mailing this proxy statement and the accompanying proxy card to shareholders is May 11, 2009.

VOTING

General

     The securities that can be voted at our annual meeting consist of our common stock, $.01 par value per share. Holders of our common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. Our common stock is voted as a single class.

     The record date for the determination of shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by our board of directors as the close of business on April 2, 2009. On the record date, 60,604,244 shares of our common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

     For each proposal to be considered at the annual meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum but do not affect the outcome of the vote with regard to any proposal at the annual meeting.

     The following shareholder votes will be required for approval of the proposals to be submitted at the annual meeting:

     With regard to Proposal 1, the election of all seven members of our board of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at this annual meeting. Shareholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

     With regard to Proposal 2, the ratification of the appointment of our independent registered public accounting firm will require that the votes cast at the annual meeting favoring ratification exceed the votes cast opposing ratification. Shareholders may vote “for” the proposal, “against” the proposal or “abstain.”

Proxies and Other Matters That May Come Before the Annual Meeting

     The accompanying proxy card is for use at the annual meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. If shareholders vote by telephone or via the Internet, they should not return the proxy card. All properly received telephone votes, Internet votes or executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting and not revoked, will be voted at the annual meeting in accordance with the instructions given. All properly executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting, and not revoked, on which no instructions are indicated, will be voted “for” each of the proposals.

     Our board of directors is not aware of any other business to be presented to a vote of our shareholders at the annual meeting. As permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the persons named as proxies on the proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the annual meeting that were submitted to us after December 29, 2008. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named on the proxy card, who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the annual meeting.

     The giving of a proxy does not affect the right to vote in person should the shareholder attend the annual meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.W., The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by executing a proxy card bearing a later date and delivering it to the Secretary, entering a new vote by telephone or the Internet or by voting in person at the annual meeting. If a shareholder will not be attending the annual meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the annual meeting.

     In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us.

CORPORATE GOVERNANCE MATTERS

     Our board of directors believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Over the past several years, we have enhanced our corporate governance practices in many important ways as described below, including:

  six of our seven board members are independent, and all of our board committee members are independent, as defined by New York Stock Exchange, or NYSE, listing standards;

  we appointed a presiding independent director to chair executive sessions of independent directors without management present, who also functions as a liaison between independent directors and our chairman of the board and other members of management;

  our board has adopted clear corporate governance guidelines and a code of conduct and ethics that applies to our directors, officers and employees;

  we maintain a hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal auditing controls or audit matters;

  our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

  we have not had a poison pill since 2005, when our board approved the termination of our shareholder rights plan; and

  our shareholders approved an amendment to our bylaws in 2007 to declassify our board of directors and provide for the annual election of all of our directors.

Independent Directors

     The independent members of our board of directors, as defined by NYSE listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2008, the independent members of our board met three times in executive session without management present. Our board of directors has affirmatively determined that all of our board members except our chairman of the board and chief executive officer, Boland T. Jones, are independent members of our board under NYSE listing standards, which constitutes a supermajority. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given, which notice shall include the purposes, location and time of the meeting. Our independent directors appointed Wilkie S. Colyer to serve as our presiding independent director to chair executive sessions of non-management directors in February 2007.

     Our board has established guidelines to assist it in determining director independence, which are more exacting than the independence requirements under NYSE listing standards, and which we refer to in this proxy statement as “independence guidelines.” Under these independence guidelines, a director will not be independent if:

  the director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

  the director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  an immediate family member has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

  (1) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) the director is a current employee of such a firm; (3) an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee;

  the director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

  at the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or

  the director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

     These independence guidelines are part of our corporate governance guidelines which are available on our web site at www.premiereglobal.com (follow the “Investor Relations” link to “Corporate Governance” — “Corporate Governance Guidelines”). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies NYSE listing standards is independent even though he does not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

     After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr. are independent members of our board under NYSE listing standards and our independence guidelines. In reaching this determination, our board of directors considered the sponsorship agreement we had with HowStuffWorks, Inc. that expired by its terms in September 2008, as pre-approved by our audit committee according to its charter and disclosed under “Certain Transactions.” Our board also considered that our chairman was a director of, and owned an approximately two percent interest in, The Convex Group (the parent of HowStuffWorks until its acquisition by Discovery Communications in December 2007), as well as that Mr. Arnold is an executive officer of HowStuffWorks and was an executive officer of The Convex Group until its dissolution in December 2007. Our board further considered that our chairman is a director of HSW International, Inc. (of which HowStuffWorks owns approximately 40%) and that Mr. Arnold is the chairman, and also served as an executive officer, of HSW International until October 2007. In addition, our board considered that Mr. Steve Jones also served on the board of Bank of America Corporation until April 2008, and its affiliate, Bank of America, N.A. serves as administrative agent under our credit facility and provides us with commercial banking services in the ordinary course of business. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

Meetings of the Board of Directors

     Our board of directors encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by conference call, we will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All of our directors attended last year’s annual meeting, either in person or via conference call.

     Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. During the year ended December 31, 2008, our board of directors held six meetings and took action by unanimous written consent on four occasions. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, with overall attendance at board and committee meetings during 2008 averaging more than 95% for our directors as a group. In addition to regularly scheduled meetings, a number of our directors were involved in numerous informal meetings with our executive management offering advice and suggestions on a broad range of corporate matters.

     Members of our board of directors serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
Jeffrey T. Arnold			Chairman
Wilkie S. Colyer	X	Chairman
John R. Harris	X	X
W. Steven Jones	Chairman
Raymond H. Pirtle, Jr.	X
J. Walker Smith, Jr.			X

Audit Committee

     Our audit committee, which met 11 times in 2008 and took action by unanimous written consent four times, is responsible for:

  reviewing our financial statements, reports and other financial information;

  appointing and overseeing our independent auditors, who report directly to the audit committee;

  overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

  reviewing with our auditors our internal controls and procedures for financial reporting;

  reviewing the quality and appropriateness of our accounting principles and underlying estimates;

  pre-approving all audit and permitted non-audit services;

  overseeing the performance of our internal audit function;

  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

  approving and reviewing on an on-going basis our related party transactions.

     These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our web site at www.premiereglobal.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Communications with the Board of Directors.” The members of our audit committee currently are W. Steven Jones, who is the Chairman, Wilkie S. Colyer, John R. Harris and Raymond H. Pirtle, Jr. At least quarterly in connection with a regularly scheduled audit committee meeting, our audit committee meets separately in executive session with our independent auditors and also with our internal auditors without management present. Our board of directors has determined that each of Messrs. Jones and Harris is an audit committee financial expert under the rules of the Securities and Exchange Commission, or SEC, and NYSE listing standards, and that Messrs. Jones, Harris, Colyer and Pirtle are financially literate and “independent,” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

     Our compensation committee, which met eight times in 2008 and took action by unanimous written consent two times, is responsible for:

  setting and approving the compensation goals regarding our chief executive officer and evaluating our chief executive officer’s performance in light of those goals;

  reviewing and evaluating the compensation of our other executive officers;

  determining and approving the compensation of our chief executive officer and our other executive officers;

  reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board;

  administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and

  making recommendations to the board regarding our incentive compensation plans and equity-based plans.

     These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our web site at www.premiereglobal.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Communications with the Board of Directors.” The members of our compensation committee currently are Wilkie S. Colyer, who is the Chairman, and John R. Harris. Messrs. Colyer and Harris are independent under NYSE listing standards and our independence guidelines for purposes of compensation committee membership.

     Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. If a third party compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. Our compensation committee retained independent compensation consultants: (1) in 2008, to review our outside directors’ and named executive officers’ compensation; (2) in 2005, in connection with evaluating changes to our non-employee director compensation; and (3) in 2004, in connection with evaluating Mr. Boland Jones’ amended and restated employment agreement.

Compensation Committee Interlocks and Insider Participation

     During 2008, Messrs. Colyer and Harris served on the compensation committee, and neither of these directors has ever been one of our employees or officers. None of our executive officers serves as a member of the compensation committee of any other entity that has one or more executive officers serving as a member of our compensation committee.

Nominating and Governance Committee

     Our nominating and governance committee, which met one time in 2008 and took action by unanimous written consent two times, is responsible for:

  identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board;

  recommending that our board select a slate of director nominees for election by our shareholders at the annual meeting;

  developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance;

  reviewing annually our corporate governance guidelines and board committee charters;

  overseeing the annual evaluation of our management, board and committees of the board; and

  reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

     These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our web site at www.premiereglobal.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it in writing to our Secretary at the same address under “Communications with the Board of Directors.” The members of our nominating and governance committee currently are Jeffrey T. Arnold, who is Chairman, and J. Walker Smith, Jr. Messrs. Arnold and Smith are independent under NYSE listing standards and our independence guidelines for purposes of nominating and governance committee membership.

     Our nominating and governance committee recommends nominees for election to our board based on a number of qualifications, including, but not limited to, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders. This committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

     Our nominating and governance committee evaluates candidates to our board by reviewing his or her biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. Other members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, that this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director, the nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

     Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE listing standards and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Director Nominations

     Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at

Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.W., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

  the candidate’s name, age, business addresses and other contact information;

  a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

  a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

  the name and address of the shareholder(s) of record making such a recommendation.

     In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, information regarding such a director candidate need not be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

     We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

     Our code of conduct and ethics and corporate governance guidelines are each posted on our web site at www.premiereglobal.com (follow the “Investor Relations” link to “Corporate Governance” — “Code of Conduct and Ethics” and — “Corporate Governance Guidelines,” respectively), and the code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “Communications with the Board of Directors.”

     We will post any amendments to, or waivers from, any provision of the code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our web site.

Communications with the Board of Directors

     Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board of directors (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.W., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate directors prior to or at the next regularly scheduled meeting of the board.

Director Compensation

     Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends changes in director compensation to our board of directors. Our chief executive officer, who also serves as chairman of the board, does not receive compensation for his service as a director.

     In 2005, our compensation committee retained James F. Reda & Associates, LLC as an outside compensation consultant in connection with an evaluation of our non-employee director compensation arrangements. Reda & Associates provided an analysis of relevant market data based on non-employee director compensation derived from a peer group of comparable companies and from survey data and recommended changes consistent with market practices for similarly-situated directors. Based on this analysis and other factors, such as recognition of the increased time demands placed on non-employee directors, in November 2005, our compensation committee recommended, and our board approved, changes to our non-employee director compensation effective for the 2005 – 2006 board year and, in July 2006, our compensation committee recommended, and our board approved, changes to the equity component of our non-employee director compensation effective for the 2006 – 2007 board year (with board years running from annual shareholders’ meetings to annual shareholders’ meetings).

     In 2008, our compensation committee again retained Reda & Associates as an outside compensation consultant in connection with an evaluation of the compensation arrangements of our non-employee directors and our named executive officers. Reda & Associates does not provide any other services to us. Reda & Associates provided an analysis of relevant market data based on non-employee director compensation derived from a peer group of comparable companies and from survey data and recommended changes consistent with market practices for similarly-situated directors. The group of study companies, which we refer to as the “peer group” in this proxy, are discussed under “Compensation Discussion and Analysis — Executive Compensation Determinations and Assessments.”

     Reda & Associates reviewed the peer group’s total compensation paid to outside directors, which includes retainers, board fees, committee fees and equity awards. We refer to Reda & Associates’ findings as the “compensation study” in this proxy statement.

Cash Retainers

     Non-employee directors receive a base cash retainer of $30,000 per board year and are eligible for an additional $10,000 per board year if they attend all quarterly, regularly scheduled board meetings during such board year. An additional $1,000 is payable for each special board meeting attended during a board year, and an allowance of $1,250 per day is payable for special projects and director training attended by a director and as authorized by us. The chairmen of our audit committee and our compensation committee receive an additional cash retainer of $10,000 per board year, and each member of the audit and compensation committees receive an additional cash retainer of $5,000 per board year. The chairman of our nominating and governance committee receives an additional cash retainer of $5,000 per board year, and each member of our nominating and governance committee receives an additional cash retainer of $2,500 per board year.

     The compensation study concluded that the annual cash retainers and meeting fees we pay our directors are within the competitive range with the peer group. Specifically, our annual cash retainer of $40,000, which includes an additional $10,000 for meeting attendance, is competitive given that the average and median of the peer group was also approximately $40,000.

Equity Compensation

     We grant an annual equity award of $80,000 in fair market value of restricted stock to each non-employee director in arrears on the last day of each board year in recognition of service for the prior board year. The grant date for the 2007 – 2008 board year was the date of our 2008 annual shareholders’ meeting on June 11, 2008. The grant date for the 2008 – 2009 board year will be the date of our 2009 annual shareholders’ meeting on June 10,

2009. The chairmen of our audit committee and compensation committee receive an additional equity award of $10,000 in fair market value of shares of restricted stock per board year, and each member of our audit and compensation committees receive an additional equity award of $5,000 in fair market value of shares of restricted stock per board year. If we were to experience a “change in control” (as generally defined under “Potential Payments Upon Termination or Change in Control”), then we would make these annual grants upon the change in control rather than on the last day of the board year in which the change of control occurred; provided that the director is a member of the board, chairman or committee member on such date. We determine the number of shares to be granted by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, and pay any partial shares in cash. We no longer grant stock options to a director upon joining our board. Directors joining the board during a board year receive pro-rated cash retainers and equity awards.

     The compensation study concluded that although the mix of director pay was competitive with the peer group, the value of the equity component of our director compensation was below the peer group. Specifically, the peer group awarded approximately $130,000 in equity awards to directors, as compared to our $80,000 plus committee members’ equity awards. Despite the fact that the equity component of our director compensation is below market, our compensation committee decided not to recommend any changes to director compensation at this time given the current state of the U.S. economy.

Miscellaneous

     We pay or reimburse directors for the travel and accommodation expenses of directors to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend the annual sales incentive trip).

DIRECTOR COMPENSATION FOR THE 2008 FISCAL YEAR

     The following table sets forth the compensation earned by or paid in cash or awarded to each of our non-employee directors who served on our board of directors during the fiscal year 2008.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)(5)	All Other Compensation (6)	Total ($)
Jeffrey T. Arnold	$46,000	$80,000	—	$126,000
Wilkie S. Colyer	55,000	95,000	—	150,000
John R. Harris	46,000	95,000	—	141,000
W. Steven Jones	39,500	83,333	—	122,833
Raymond H. Pirtle, Jr.	46,000	85,000	4,533	135,533
J. Walker Smith, Jr.	33,500	80,000	3,270	116,770

(1)	Mr. Boland Jones did not receive compensation in any form for his service on the board of directors. Mr. Jones is considered an inside director, and his compensation as our chief executive officer is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” and in the Summary Compensation Table.

(2)	Each non-employee director receives cash retainers and fees per board year paid in arrears and in quarterly installments. Payments in 2008 for each non-employee director included: (a) an annual retainer of $30,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings, which Messrs. Harris and Smith did not receive, and for which Mr. Steve Jones received $5,000, a pro-rated amount for the time he served as our director during the 2007 calendar year; and (c) $1,000 for attendance at one special meeting, which Mr. Colyer did not receive.

(3)	Amounts shown reflect the grant date fair market value and the dollar amount expensed for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS No. 123(R), “Share Based Payment,” or FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 8 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008. Amounts include certain de minimis amounts (less than $20) that were paid in cash in lieu of fractional shares.

(4)	On June 11, 2008, the date of our annual shareholders’ meeting last year, each non-employee director then serving was granted 5,181 shares of restricted stock for their service during the 2007 – 2008 board year. Messrs. Colyer and Harris each received an additional grant of 647 shares of restricted stock, as chairmen of our compensation and audit committees, respectively, and an additional grant of 324 shares of restricted stock as members of our audit and compensation committees, respectively. Mr. Pirtle received an additional grant of 324 shares as a member of our audit committee. The chairman and member of our nominating and governance committee are not eligible for additional equity compensation. These shares vested immediately upon grant in recognition of service for the 2007 – 2008 board year. As of December 31, 2008, each of our non-employee directors held the following number of shares of our common stock granted as restricted stock under our directors stock plan: Mr. Arnold, 21,893 shares; Mr. Colyer, 25,997 shares; Mr. Harris, 13,997 shares; Mr. Jones, 6,390 shares; Mr. Pirtle, 505 shares; and Mr. Smith, 11,893 shares. All of these shares were fully vested as of December 31, 2008.

(5)	As of the year ended December 31, 2008, the aggregate number of stock options outstanding and fully vested for each of Messrs. Arnold and Colyer were 100,000, for Mr. Harris was 75,000 shares and for Mr. Smith was 73,000 shares. Messrs. Jones and Pirtle do not hold any outstanding stock options.

(6)	Amounts shown reflect the costs for Messrs. Pirtle and Smith’s wives to attend our annual sales incentive trip at our invitation. The aggregate incremental costs of perquisites for our non-employee directors were less than $10,000.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

     Pursuant to our bylaws, the number of our directors may not be less than three nor more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. In June 2007, our shareholders approved an amendment to our bylaws to eliminate the classification of the board and provide for the annual election of our directors. Beginning with our annual meeting in 2008, each of our directors will be elected by our shareholders for one-year terms and until his or her successors are elected and qualified or until such director’s death, resignation or removal.

     If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board of directors or by resolution provide for a lesser number of directors.

     Our board of directors unanimously recommends that shareholders vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

     The following table sets forth certain information regarding the nominees for director and our current executive officers.

Directors Nominated

Boland T. Jones

Mr. Jones, age 48, our founder, has served as a director and our Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones served as our President. He currently serves as a director and member of the audit and governance and nominating committees of HSW International, Inc.

Jeffrey T. Arnold

Mr. Arnold, age 39, has served as a director since April 1999. Mr. Arnold is Chairman of the Board of HSW International, Inc., which develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, quality information, since its inception in March 2006. He served as HSW International’s President and CEO until October 2007. He has also served as the Chief Executive Officer of HowStuffWorks, Inc., an award-winning source of credible, unbiased and easy-to-understand explanation of how the world actually works, since November 2007. Mr. Arnold was the founder, and served as the Chairman and Chief Executive Officer, of The Convex Group, Inc., an Atlanta-based company that acquired and integrated entertainment and distribution assets to create new media enterprises, which included HowStuffWorks, from September 2002 to December 2007, when it was dissolved in connection with the acquisition of HowStuffWorks by Discovery Communications. Mr. Arnold was the founder of and, from October 1996 to October 2000, served as a director and Chief Executive Officer of WebMD Corporation, an online healthcare company leading the transformation of healthcare into a more accessible, efficient and innovative system utilizing the Internet.

Wilkie S. Colyer	Mr. Colyer, age 59, has served as a director since March 2004. Mr. Colyer has served as a principal and partner in The Breckenridge Group, Inc., an Atlanta-based investment banking firm, since 1988.

John R. Harris

Mr. Harris, age 60, has served as a director since November 2003. Mr. Harris has served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, since February 2006. He served as Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to December 2005. He previously served as Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003. He served as Chief Executive Officer and President of Exolink from August 2001 to July 2002 and as Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to that, Mr. Harris served in various executive positions with Electronic Data Systems Corporation for over 25 years. He currently serves as a director and member of the audit committee of Answerthink, Inc., a division of The Hackett Group, Inc., and as a director and member of the compensation and nominating and governance committees of BancTec, Inc. He previously served on the boards of eTelecare Global Solutions prior to its acquisition by Ayala Corporation, Providence Equity Partners and Seven Worldwide in 2008, and was a director and member of the audit committee of Genuity Inc. and In Ventiv Health, Inc.

W. Steven Jones

Mr. Jones, age 57, has served as a director since April 2007. He serves as a Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. He was Dean of Kenan-Flagler from August 2003 to August 2008. Prior to that, he served as Chief Executive Officer and Managing Director of Suncorp Metway Ltd., an Australian banking, insurance and funds management company in Brisbane, Queensland from December 1996 to September 2002. Prior to Suncorp, Mr. Jones served as Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand. Mr. Jones currently serves as a director of Progress Energy Inc. and member of the operations and nuclear oversight and the organization and compensation committees. He previously served as a director of Bank of America Corporation.

Raymond H. Pirtle, Jr.

Mr. Pirtle, age 67, has served as a director since June 1997. He has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and served as Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Mr. Pirtle currently serves as a director of Tricell, Inc., a director and member of the audit committee of IceWEB, Inc. and a director and member of the compensation committee of China Wind Systems, Inc. He was previously a member of the audit committee of Tricell, a director and member of the audit committee of eNucleus, Inc. and a director and chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova Group.

J. Walker Smith, Jr.

Mr. Smith, age 53, has served as a director since June 2001. He has served as a director and President of Yankelovich, Inc., a market services company specializing in database marketing solutions and consumer lifestyles consulting, since May 1999. He previously served as Managing Partner and Head of Yankelovich Monitor from September 1995 until May 1999, and as Senior Vice President and Managing Partner of Yanklelovich’s

Atlanta, Georgia office from 1991 until September 1995. He serves as a member of the board of the American Marketing Association Foundation and the board of advisors for the School of Journalism and Mass Communications at the University of North Carolina at Chapel Hill. Mr. Smith previously served as a director of Cyber Dialogue, which is now known as Fulcrum Analytics, and as a member of the board of advisors of Screen4Me Corporation and A.C. Nielsen Masters in Marketing Research Program.

Incumbent Executive Officers

Boland T. Jones	Please refer to the information provided above under “Directors Nominated.”

Theodore P. Schrafft

Mr. Schrafft, age 53, has served as our President since July 2006. He was President of our former Conferencing & Collaboration business unit from January 2000 to July 2006, and from March 1999 until January 2000, Mr. Schrafft was Senior Vice President and General Manager of that former business unit. He served as President of our former Voice and Data Messaging division from August 1998 to March 1999, and from October 1997 until August 1998, he served as our Vice President of Corporate Messaging. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company, which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine

Mr. Trine, age 48, has served as our Chief Financial Officer since March 2009 and served as our Executive Vice President, Finance from February 2009 to March 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009, and as Chief Financial Officer and Senior Vice President of ChoicePoint, Inc., which is now part of LexisNexis, from October 2005 to September 2008. Prior to that, he was Treasurer of ChoicePoint from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller of ChoicePoint from August 1987 to February 2000.

David M. Guthrie

Mr. Guthrie, age 42, has served as our Chief Technology Officer since February 2004. He was our Chief Strategy Officer from February 2003 to February 2004. Prior to that, Mr. Guthrie was a Partner with Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology and Content of WebMD Corporation from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc., which is now known as DevGuru.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Officers and Directors

     The following table sets forth to the best of our knowledge certain information as of April 2, 2009, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

  each of our current directors;

  each of our named executive officers (as defined under “Executive Compensation”); and

  all of our current executive officers and directors as a group.

     As of April 2, 2009, there were 60,604,244 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Owned
Boland T. Jones	3,670,072	(2)	6.1
Michael E. Havener	96,654	(3)	*
Theodore P. Schrafft	257,837	(4)	*
David M. Guthrie	187,286	(5)	*
T. Lee Provow	85,868	(6)	*
Jeffrey T. Arnold	162,893	(7)	*
Wilkie S. Colyer	175,997	(8)	*
John R. Harris	88,997	(9)	*
W. Steven Jones	6,390	(10)	*
Raymond H. Pirtle, Jr.	505	(11)	*
J. Walker Smith, Jr.	85,893	(12)	*
All current executive officers and directors as a group (10 persons)	4,736,528	(13)	7.8

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 2, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 1,953,859 shares held of record by Mr. Boland Jones, 135,016 restricted shares held of record by Mr. Jones, 4,854 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, 245,000 shares held in trust and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. There are 1,594,377 shares held by Mr. Jones and Seven Gables Partnership, L.P., which are pledged as security for loans made by us to Mr. Jones. The address of Mr. Jones is 3280 Peachtree Road, N.W., The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

(3)	Includes 31,654 shares and 65,000 restricted shares held of record by Mr. Havener. Mr. Havener stepped down as our Chief Financial Officer in March 2009.

(4)	Includes 117,984 shares and 135,000 restricted shares held of record by Mr. Schrafft and 4,853 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 47,286 shares and 140,000 restricted shares held of record by Mr. Guthrie. Mr. Guthrie became a named executive officer in June 2008.

(6)	Includes 85,868 shares held of record by Mr. Provow as of June 30, 2008 when he stepped down as our President, Global Operations. He is no longer required to report acquisitions or dispositions of our common stock to us.

(7)	Includes 162,893 shares held of record by Mr. Arnold.

(8)	Includes 75,997 shares held of record by Mr. Colyer and 100,000 shares subject to options currently exercisable.

(9)	Includes 13,997 shares held of record by Mr. Harris and 75,000 shares subject to options currently exercisable.

(10)	Includes 6,390 shares held of record by Mr. Steve Jones.

(11)	Includes 505 shares held of record by Mr. Pirtle.

(12)	Includes 1,000 shares held of record jointly by Mr. Smith and his spouse, 11,893 shares held of record by Mr. Smith and 73,000 shares subject to options currently exercisable.

(13)	Includes 248,000 shares subject to options currently exercisable and includes 100,000 shares of restricted stock held by Davie E. Trine, who became our Chief Financial Officer in March 2009, but does not include Mr. Havener, who is no longer one of our named executive officers, or Mr. Provow, who is no longer employed by us.

Principal Shareholders

     The following table sets forth to the best of our knowledge each person who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of April 2, 2009 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned
T. Rowe Price Associates, Inc.	5,561,100(1)	9.0
FMR LLC	5,355,960(2)	8.7

(1)	On February 11, 2009, T. Rowe Price Associates, Inc. (100 E. Pratt Street, Baltimore, MD 21202) filed a Schedule 13G/A with the SEC, which states that T. Rowe Price is a registered investment advisor for various individuals and institutional investors with sole voting power over 1,686,700 shares of our common stock and sole dispositive power over 5,561,100 shares. According to the Schedule 13G/A, none of T. Rowe Price’s investors individually owns five percent or more of our common stock, and T. Rowe Price expressly disclaims beneficial ownership of these shares.

(2)	On February 17, 2009, FMR LLC (82 Devonshire Street, Boston, Massachusetts 02109) filed a Schedule 13G with the SEC, which states that FMR is a parent holding company and beneficially owns 5,355,960 shares of our common stock, with sole voting power over 1,136,860 shares and sole dispositive power over 5,355,960 shares. According to Exhibit A included with the Schedule 13G, Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 4,096,400 shares or 6.7% of our common stock. According to the Schedule 13G, no other individual FMR account holds five percent or more of our common stock.

COMPENSATION COMMITTEE REPORT

     Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included our proxy statement.

The foregoing report has been submitted by the following members of the compensation committee.

Wilkie S. Colyer, Chairman John R. Harris

     The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1993, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this Report by reference in any of those filings.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

     We believe that the performance and contribution of our executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company – to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that, in order to effectively accomplish these objectives, our program must:

  provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

  tie a significant portion of each executive’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

  reward appropriate balance of short-term and long-term financial and strategic business decisions needed to ensure sustained business performance over time;

  provide significant upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

  closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation.

     We design our compensation program with a view to attracting and retaining executive officer leadership of a caliber and level of experience necessary to effectively manage our complex and global business. We believe that retaining our executive officer talent over a number of years is important to provide continuity of management in a highly competitive industry. Our named executive officers listed in the tables under “Executive Compensation” have contributed a combined total of over 50 years of experience with us, during which time they have held different positions and been promoted to increasing levels of responsibility.

Executive Compensation Determinations and Assessments

     Our compensation committee is responsible for approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Compensation Committee.”

     Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

  information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

  company and individual performance, which results in a significant portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

     Certain of our executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our chief executive officer participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our chief executive officer evaluates and considers the other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations based on each executive officer’s individual performance and overall contribution to our company and exercises its discretion in approving or modifying such recommendations.

     Our compensation committee considers the competitive market for executive talent. In doing so, our compensation committee may consider the compensation of other officers in relatively similar positions within the company and comparable compensation based on public filings of companies that we believe have size, financial or business characteristics similar to us. Our compensation committee does not currently undertake a formal benchmarking process and considers comparable compensation from public filings of similarly-situated companies as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers.

     In addition, as needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs. Our compensation committee retained ECG Advisors, LLC in late 2004 in connection with its review of Mr. Jones’ and our former president’s compensation packages and took ECG Advisors’ recommendations into consideration when approving their amended and restated employment agreements in 2005. ECG Advisors’ analysis indicated that Mr. Jones’ total compensation at the time approximated the average total compensation of his counterparts in a peer group of companies comparable in size and industry to us.

     Mostly recently, in 2008, our compensation committee retained Reda & Associates as an outside compensation consultant in connection with an evaluation of the compensation arrangements of our named executive officers. Reda & Associates provided an analysis of relevant market data based on the compensation of the chief executive officer, chief financial officer, president and chief technology officer derived from a peer group of comparable companies and from survey data. The peer group consisted of the following 23 companies:

• Acxiom Corporation	• Epicor Software Corporation	• Polycom, Inc.

• Alliance Data Systems Corporation	• Global Payments Inc.	• Sybase, Inc.

• Blackboard Inc.	• Informatica Corporation	• Sykes Enterprises, Incorporated

• Cbeyound, Inc.	• J2 Global Communications, Inc.	• TIBCO Software Inc.

• ChoicePoint, Inc.	• JDA Software Group, Inc.	• The TriZetto Group, Inc.

• Citrix Systems, Inc.	• Lawson Software, Inc.	• West Corporation

• CSG Systems International, Inc.	• NeuStar, Inc.	• VeriSign, Inc.

• Equifax Inc.	• Nuance Communications, Inc.

     This peer group is the same group used in Reda & Associates’ analysis of our non-employee director compensation arrangements. Reda & Associates selected these companies because they were similarly-situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities, and we compete with them for director and executive talent. The peer group is not the same group of companies that are part of the S&P Software and Services index we used for purposes of our stock performance graph in our annual report on Form 10-K for the year ended December 31, 2008. As set forth in our annual report, we are unaware of any single competitor that provides all of the services that we deliver, and all but one of the companies included in our 2007 peer group for purposes of our stock performance graph ceased to be a public company for various reasons.

     Pursuant to Reda & Associates’ evaluation, which we refer to as the “compensation study” in this proxy statement, Reda & Associates analyzed base salary, target bonus, long-term incentives and total compensation of our named executive officers. The compensation study, completed in November 2008 following Mr. Provow’s separation date of June 30, 2008, concluded the following about the total compensation of all of our other named executive officers:

  The total compensation for each of Messrs. Jones and Schrafft fell in the 60th to 65th percentile of the peer group;

  The total compensation for Mr. Guthrie, who was appointed as a named executive officer in June 2008, fell in the 50th percentile of the peer group; and

  While the total compensation for Mr. Havener was below market for the peer group, our new chief financial officer, who we recruited from one of the peer group companies, falls within the competitive range.

     The compensation study also noted that the companies in the peer group provide higher total compensation opportunities than similarly-sized companies in the broader U.S. market, which we believe underscores the highly competitive nature of the industry in which we compete for directors, executives and employees.

     Our compensation committee generally strives to maintain internal pay equity among our named executive officers, while recognizing that exceptional performance on the part of any one executive can result in differentiated compensation among our executive officers. In addition, our chief executive officer’s compensation package differs from that of the other named executive officers given his role and responsibilities for the management and strategic direction of our company as a whole, as well as his substantial obligations as the voice of our company. In addition, our compensation committee recognizes that he was our founder and has been a contributing factor to our success over many years.

Elements of Our Executive Compensation Program

     Our executive compensation program consists primarily of the following integrated components: base salary, incentive bonus awards and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits, including a matching contribution under our 401(k) plan, insurance and severance benefits. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business and can reward both the short-term and long-term performance of our company and the individual executive officer.

     We have entered into employment agreements or employment letters with each of our named executive officers, which our compensation committee approved. These employment agreements or letters contain the general terms of each executive officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from us, whether in the form of base salary, bonus, stock awards or otherwise.

Base Salary

     Base salaries are fixed components of our executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officers’ experience, length of service, scope of responsibility and accountability and his personal contribution to the financial and operational performance of our company. Our compensation committee also considered the compensation study in making salary determinations for 2009.

     The base salaries for Messrs. Jones and Provow did not increase in 2008, which were $900,000 and $385,000 respectively. We have eliminated any automatic base salary increases, as previously provided for in certain of our executive officers’ prior employment agreements.

     In December 2007 and January 2008, our compensation committee increased each of Messrs. Havener’s and Schrafft’s 2008 annual base salaries by $50,000 to $250,000 and $500,000, respectively. Mr. Havener’s base salary had not increased since 2004. Mr. Schrafft took over as our company president in July 2006, and since then our compensation committee has approved an aggregate increase of $100,000 to his base salary to reflect this promotion. Mr. Schrafft’s 2008 base salary remains less than our prior president’s base salary, for which our compensation committee had retained an outside compensation consultant to review in late 2004. Our compensation committee determined that the 2008 increases in the base salaries of Messrs. Havener and Schrafft were appropriate based on the recommendation of our chief executive officer and after reviewing the increased scope of job responsibilities, historic salary levels, performance and contributions made to our company and the relationship of their compensation to other company executive officers.

     Our compensation committee increased Mr. Guthrie’s base salary from $350,000 to $400,000 effective June 30, 2008, to provide an appropriate retention incentive in light of Mr. Guthrie’s assumption of the majority of Mr. Provow’s duties as of Mr. Provow’s separation date.

Incentive Bonus Awards

     We design our incentive bonus awards to reward our executive officers for short-term performance and the achievement of strategic results on a quarterly and annual basis. Unlike base salary, which is fixed, each executive officer’s annual bonus is at risk based on how well our company and the executive officer perform.

     All of our named executive officers were eligible for incentive cash bonuses in 2008, with 80% of the target bonuses for our executive officers for each calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. In addition, Mr. Jones was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during 2008 and granted in the form of restricted stock. We believe that these performance-based awards provide a material incentive by offering potential increased stock ownership tied directly to performance metrics.

     Target Opportunities. Incentive bonus awards are designed to focus management attention and effort on the attainment of pre-established performance goals. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against performance objectives, which can be 0% for failure to achieve targets or as much as 150% of the target opportunity for superior performance.

     Performance Objectives. Each executive officer’s performance and contribution towards the success of our company is reflected in what each executive officer receives as incentive bonus awards. These awards reflect an assessment of an executive officer’s contribution to our achievement of financial performance goals, as well as the degree of challenge in the executive officer’s position. Our compensation committee establishes performance objectives each year, generally in January, which include primarily quantifiable objectives based upon company financial metrics, with some subjective measures also included, such as certain individual strategic objectives depending on each executive officer’s role in our company. The performance objectives are based on our internal operating plan each year, as recommended by our executive management to, and approved by, our board. We believe that these objectives adequately motivate executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

     For purposes of bonus calculations, our compensation committee has the discretion to make certain adjustments to targets in determining whether or not we have achieved financial measurements. Certain of these adjustments may include non-GAAP measures (which may differ from comparable or similarly titled measures provided by other companies) that are also used by our board and by management internally as a means of analyzing our current and future financial performance and for identifying trends in our financial condition and results of operations. In addition, our compensation committee retains the discretion to adjust performance criteria in light of non-recurring items or extraordinary corporate events. Specific performance objectives and the relative weightings varied among our executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that the executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance. The 2008 performance objectives for each named executive officer are set forth below.

     In January 2008, our compensation committee approved the performance criteria for incentive bonus awards for 2008 for Messrs. Jones, Havener, Schrafft and Provow, as set forth below. In May 2008, our compensation committee approved the performance criteria for incentive bonus awards for 2008 for Mr. Guthrie.

     Mr. Jones’ target cash bonus for 2008 was equal to 100% of his annual base salary. He was also eligible for stock bonus awards having a value equal to the cash bonuses earned and issued on the same date that cash bonuses were paid. One-half of the value of such awards issued to Mr. Jones was determined with respect to our consolidated revenues, and one-half of such value was determined with respect to our adjusted EBITDA (determined as operating income, as reported, before depreciation, amortization, restructuring costs, asset impairments, equity-based compensation and net legal settlements and related expenses). These performance criteria are set forth in his employment agreement. Mr. Jones was eligible to earn between 70% and 150% of his target cash and stock bonus awards applicable to each performance criteria based upon the sliding scale provided in his employment agreement.

     Mr. Havener’s target bonus for 2008 was equal to 50% of his annual base salary. One-half of the value of the incentive bonus awards to Mr. Havener was determined with respect to adjusted EBITDA and one-half of such value was determined with respect to the reduction of days sales outstanding, or DSOs, and days payable outstanding, or DPOs. Mr. Havener was eligible to earn between 50% and 150% of his target cash bonus awards applicable to the adjusted EBITDA performance criteria based upon a sliding scale for achievement of 95% to greater than or equal to 110% of such bonus criteria, subject to a reduction of up to 15% of such bonus amounts earned for failure to achieve certain performance criteria relating to our free cash flow (determined as operating cash flows from continuing operations less capital expenditures and principal payments on capital leases). No sliding scale applied to achievement of the performance criteria related to DSO and DPO reduction.

     In January 2008, our compensation committee increased Mr. Schrafft’s target bonus opportunity from 100% to 150% of his annual base salary in order to provide him with an enhanced incentive opportunity and maintain appropriate relative compensation differential from his direct reports, Messrs. Havener and Provow, who also served as executive officers. One-half of the value of the incentive bonus awards to Mr. Schrafft was determined with respect to our consolidated revenues and one-half of such value was determined with respect to adjusted EBITDA. He was eligible to earn between 80% and 150% of his target cash bonus awards applicable to each performance criteria based upon a sliding scale for achievement of 95% to greater than or equal to 110% of each bonus criteria, subject to a reduction of up to 10% of such bonus amounts earned for failure to achieve certain performance criteria relating to our free cash flow.

     Mr. Guthrie’s target bonus for 2008 was 60% of his annual base salary. 30% of the value of the incentive bonus awards to Mr. Guthrie was determined with respect to our consolidated revenues, 40% with respect to our adjusted EBITDA and 30% with respect to launches of certain enhancements to our web site and service offerings. He was eligible to earn between 75% and 150% of his target cash bonus awards applicable to the consolidated revenues and adjusted EBITDA performance criteria based upon the sliding scale for achievement of 95% to greater than or equal to 110% of each bonus criteria, subject to a reduction of up to 10% of such bonus amounts earned for failure to achieve certain performance criteria relating to our free cash flow. No sliding scale applied to for achievement of the performance criteria related to launches of certain enhancements to our web site and service offerings.

     Mr. Provow’s target bonus for 2008 was 50% of his annual base salary. 40% of the value of the incentive bonus awards to Mr. Provow was determined with respect to our adjusted EBITDA, 20% with respect to our consolidated revenues and 40% with respect to certain operating costs savings criteria. He was eligible to earn between 50% and 150% of his target cash bonus awards applicable to the adjusted EBITDA and consolidated revenues performance criteria based upon a sliding scale for achievement of 95% to greater than or equal to 110% of such bonus criteria, subject to a reduction of up to 15% of such bonus amounts earned for failure to achieve certain performance criteria relating to our contribution margin. No sliding scale applied to achievement of the performance criteria related to operating costs savings.

     In the second quarter of 2008 for conformity purposes, our compensation committee changed the bonus structure for Messrs. Havener, Guthrie and Provow such that each executive officer’s bonuses would be based upon cumulative rather than stand-alone quarterly targets for consolidated revenues and adjusted EBITDA.

     Our actual 2008 year end results as compared to certain performance objectives from our 2008 internal operating plan were as follows (in millions):

Performance Target	2008 Operating Plan	2008 Actual Results
Net revenues	$620.1	$624.2
Adjusted EBITDA	147.7	140.4
Free cash flow	48.1	55.5

     We do not publicly disclose specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. We do not provide public financial guidance on a quarterly basis and only provide annual ranges of percentage increases over the prior year for revenues and earnings. We are not disclosing the specific quarterly and the remaining annual performance targets discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain initiatives. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

     The performance targets are generally set at amounts to show improvement over the prior years and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance. Overall, we believe that our incentive bonus awards require strong performance in order to achieve target compensation and that our executive officer’s relative pay appears to be aligned with relative performance. Historical achievement demonstrates the degree of difficulty to achieve a target bonus.

     In 2008, Messrs. Jones, Havener, Schrafft and Guthrie achieved approximately 62%, 55%, 56% and 63% respectively, of their possible maximum incentive cash and stock bonus award payouts and achieved approximately 93%, 69%, 84% and 85% respectively, of their target incentive cash and stock bonus award payouts, which for Mr. Guthrie represents his bonuses for the time he was a named executive officer. Mr. Jones achieved over 100% of his consolidated revenues target in 2008, but did not achieve 100% of his adjusted EBITDA target. Messrs. Havener, Schrafft and Guthrie did not achieve 100% of their adjusted EBITDA targets, and each of their bonuses in 2008 was reduced in certain periods for failure to achieve criteria relating to our free cash flow.

     In 2007, Mr. Jones achieved approximately 77% and 115%, respectively, of his possible maximum and target incentive cash and stock bonus award payouts. Messrs. Havener, Schrafft and Provow achieved approximately 74%, 66% and 60%, respectively, of their possible maximum and target incentive cash and stock bonus award payouts in 2007. Mr. Jones achieved over 100% of both of his performance targets in 2007 but did not achieve his maximum accelerators. Messrs. Havener and Schrafft achieved all of their performance targets in 2007, except that Mr. Schrafft failed to achieve his targets with respect to revenue growth in certain of our new solution sets. Each of Messrs. Havener’s and Schrafft’s bonuses was reduced in certain periods for failure to achieve criteria relating to our free cash flow, DSO reduction and capital expenditures. Mr. Provow achieved all of his targets in 2007 except with respect to certain operating cost savings criteria and with respect to centralization of certain back-office functions, with his bonus reduced for failure to achieve criteria relating to our capital expenditures and operating costs in certain periods.

     Despite the recent global economic downturn, our management delivered company achievement over forecasts for revenues and earnings in 2008, but still none of our executive officers achieved 100% of their possible maximum or target incentive bonus awards. Our executive officers also achieved less of the possible maximum incentive bonuses in 2008 as compared to 2007 despite our company increasing consolidated revenues by approximately 12% and diluted earnings per share by approximately 25%, and our stock outperforming the S&P 500 and S&P Software and Services Index on a relative basis.

     In order to better align all of our executive officers’ incentive bonus criteria for 2009, our compensation committee made the following changes to the bonus criteria for all of our named executive officers:

  included shared financial metrics of consolidated revenues and adjusted EBITDA as performance targets; and

  provided an opportunity to achieve greater than 100% of their bonus targets for superior performance, with sliding scales conformed to be consistent with Mr. Jones’ sliding scale, as set forth in his employment agreement, with data between points interpolated on a straight-line basis based upon cumulative rather than stand-alone quarterly targets for the shared financial metrics.

     Executive management has also implemented these changes further down management ranks for certain other officers who are not named executive officers. We believe that including shared metrics and increased bonus opportunity for overachievement in all of our executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives.

     The Grants of Plan-Based Awards in Fiscal Year 2008 table shows the threshold, target and maximum incentive bonus awards that each of our named executive officers was eligible to receive in 2008. Their actual incentive bonus awards earned in 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

     We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. We believe that long-term equity incentive awards serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of his or her decisions. In order to foster this perspective, we currently use restricted stock awards as our primary long-term equity vehicle for our named executive officers. We do not allow our directors, named executive officers or other designated personnel to engage in short sales of our securities, transactions in puts, calls or other derivative securities involving our stock, and we prohibit them from holding our securities in a margin account or pledging our securities as collateral for a loan, except to us.

     During 2004, we shifted the mix of equity awards we granted to all employees and increased the emphasis on awards of restricted stock rather than stock options. The plans under which we can grant stock options do not allow us to reprice such options without the approval of our shareholders. Unlike stock options, which only have value when our stock price increases, both increases and decreases in stock price impact the value of restricted stock, which provides a level of incentive even during periods of general market or industry stagnation or declines, when favorable company performance may not be reflected in our stock price. Restricted stock awards encourage executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company. Our restricted stock grants to executive officers, other than the stock portion of Mr. Jones’ annual incentive bonus award, vest over multi-year periods to align the interests with those of our shareholders, generally over a five-year period or over a three-year back-loaded vesting period, with 50% vesting on the third anniversary of the grant date.

     We did not grant any time-vested stock awards to our named executive officers in 2008.

Allocation of Total Direct Compensation

     Just as our shareholders put their money at risk when they invest in our company, we believe that a significant portion of our executive compensation should be at risk. We strive to achieve an appropriate mix between cash and equity awards and more heavily weigh our executive compensation toward incentive and equity compensation. As an executive becomes more senior and assumes a greater scope of responsibility, we believe that the percentage of compensation based on bonus and equity incentive awards should increase. For example, in 2008, approximately 20% of Mr. Jones’ total compensation was fixed in the form of base salary and approximately 78% was at risk in the form of incentive bonus awards and long-term equity awards. Our other named executive officers, excluding Mr. Provow, had a similar weighting of fixed and at-risk and equity compensation for 2008, with an average of approximately 28% fixed in base salary. We believe that a mix of service and performance-based at-risk and equity compensation provides a reasonable balance to promote executive officer retention and financial performance goals.

     Another way in which we seek to align the interests of our executive officers with our shareholders is to pay a significant portion of their compensation in equity awards. For example, in 2008, approximately 59% of Mr. Jones’ total compensation, and an average of approximately 52% of our other current named executive officer’s total compensation, excluding Mr. Provow, was in the form of equity in our company.

Perquisites and Other Executive Benefits

     We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Our 401(k) plan encourages our employees to save for retirement and provides a financial security component of our compensation objectives, which promotes retention. In January 2008, we matched up to 3% of our employees’ contributions, which vest according to a schedule based on length of service. Executive officers participate in our 401(k) plan on the same terms as our other employees, including limits imposed by the Internal Revenue Code of 1986, as amended, or the tax code. We do not offer other broad-based retirement programs to our executive officers or employees. We believe that these programs are comparable to those offered by similar companies and, as a result, are needed to ensure that our compensation remains competitive.

     We also offer additional perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following perquisites:

  life insurance premiums;

  supplemental disability premiums;

  professional fees associated with tax and estate planning and the preparation of tax returns;

  club membership dues;

  auto allowance;

  home office costs;

  work place secured parking;

  mobile phone;

  family travel for our annual sales incentive trip; and

  company matching contributions to our 401(k) plan.

     The additional life and supplemental disability insurance benefits are designed to provide our executive officers with enhanced benefits greater than the life and disability benefits available under our broad-based health and welfare benefits that we offer to all employees due to the benefit limitations within these programs. Home office costs include expenses associated with establishing and maintaining a home office, such as computers, printers and fax machines, which enable our executive officers to conduct business outside of normal working hours. Our named executive officers occasionally fly on unrelated third party charter aircraft for business travel purposes. Our executive officers are often required to travel on extremely short notice, and because it is only for business purposes, we do not consider this travel to be a perquisite. On certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2008, the additional incremental costs as a result of family members accompanying such officers on occasion was de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement. In addition, each year we hold a sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest and their children. In 2008, four of our named executive officers who made the trip were also accompanied by their spouse or guest and/or children, for whom we paid the cost of the trip. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 8 to the Summary Compensation Table.

Severance Pay Arrangements

     In order to attract and retain highly-qualified executive officers, employment agreements or employment letters with our executive officers contain specified severance benefits under certain conditions and provisions upon a change in control of the company. We believe that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similar companies and are designed to be competitive with market practices. Termination, severance payments and benefits and change in control provisions for our named executive officers are described under “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

Tax Considerations

     Section 162(m) of the tax code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While our compensation committee generally seeks to maximize the deductibility of compensation to our executive officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m), while others may not be.

Accounting Considerations

     With the adoption of FAS 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Equity Grant Practices

     We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Our company’s general practices provide that, for our executive officers, the price of the stock award grant will be the closing price of our common stock on the date of the approval of the award by our compensation committee. For our employees who are not executive officers, stock awards are granted on the last day of each fiscal quarter using the closing price on the grant date or on the last trading day prior to the grant date if the grant date falls on a non-trading day. Board and committee meetings to approve stock awards are generally scheduled a year in advance. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for our chief executive officer, chief financial officer and our other most highly compensated executive officers, which we refer to as our “named executive officers” in this proxy statement, who served as executive officers as of December 31, 2008, as well as T. Lee Provow, who served as one of our executive officers until June 30, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)(5)	Option Awards ($) (4)(6)	Non-Equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total ($)
Boland T. Jones	2008	900,000	—	2,684,961	—	832,500	101,251	4,518,712
Chief Executive	2007	900,000	—	3,332,824	—	1,035,000	107,859	5,375,683
Officer and	2006	900,000	—	1,692,017	—	441,000	126,824	3,159,841
Chairman of
the Board

Michael E. Havener	2008	250,000	—	443,811	—	86,250	8,400	788,461
Former Chief	2007	200,000	10,000	166,109	—	73,500	—	449,609
Financial Officer (1)	2006	200,000	14,333	166,200	49,629	49,000	—	479,162

Theodore P. Schrafft	2008	496,154	—	875,512	—	630,000	31,113	2,032,779
President	2007	450,000	31,500	593,945	—	298,530	33,417	1,407,392
	2006	420,519	50,000	357,300	142,267	428,445	32,961	1,431,492

David M. Guthrie	2008	375,000	—	807,571	—	200,700	9,964	1,393,235
Chief Technology	2007	—	—	—	—	—	—	—
Officer (1)	2006	—	—	—	—	—	—	—

T. Lee Provow	2008	193,981	—	351,542	—	42,446	510,417	1,098,386
Former President,	2007	385,000	5,788	558,312	—	115,956	45,857	1,110,913
Global	2006	385,606	—	267,975	327,037	270,498	48,364	1,299,480
Operations (1)

(1)	Mr. Havener continues to serve as our Senior Vice President, Corporate Finance following the appointment of David E. Trine as our Executive Vice President, Finance and Chief Financial Officer in February and March 2009, respectively. Mr. Provow stepped down as our President, Global Operations effective as of June 30, 2008. Mr. Guthrie assumed the majority of Mr. Provow’s responsibilities as of June 30, 2008.

(2)	Reflects salary amounts paid in 2008, 2007 and 2006 pursuant to each named executive officer’s employment agreement or employment letter with us.

For 2008, Mr. Schrafft’s base salary was $450,000 from January 1 to January 27 and was $500,000 from January 28, 2008 to December 31, 2008. For 2006, Mr. Schrafft earned $218,019 in salary while President of our former Conferencing & Collaboration business unit from January 1, 2006 through July 19, 2006, and $202,500 as our President from July 20, 2006 through December 31, 2006. For 2008, Mr. Guthrie’s base salary was $350,000 from January 1, 2008 to June 29, 2008 and was $400,000 from June 30, 2008 to December 31, 2008. For 2008, Mr. Provow earned $193,981 in salary while our President, Global Operations from January 1, 2008 through his separation date of June 30, 2008. For 2006, Mr. Provow earned $212,356 in salary while President of our former Data Communications business unit from January 1, 2006 through July 19, 2006, and $173,250 as our President, Global Operations from July 20, 2006 through December 31, 2006.

(3)	For 2007, amounts reflect discretionary bonuses approved by our compensation committee for Messrs. Havener, Schrafft and Provow to take into account the deduction of non-recurring items from targets not anticipated at the time the original 2007 incentive bonus criteria were established. For 2006, amounts reflect discretionary bonuses approved by our compensation committee for Mr. Havener in recognition of the completion of a special project and for Mr. Schrafft in recognition of his promotion to President of the entire company.

(4)	For stock awards, amounts include certain de minimis amounts (less than $20) that were paid in cash in lieu of fractional shares from the restricted stock bonus awards earned in 2008, 2007 and 2006. Amounts shown reflect the dollar amount expensed for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R), which includes expense recognized in 2008, 2007 and 2006 for equity-based awards granted in those years as well as in prior years. Assumptions used in the calculation of these amounts are included in footnotes 8 and 9 to our audited financial statements included in our annual reports on Form 10-K and 10-K/A for the years ended December 31, 2008 and 2007, respectively.

(5)	Includes time-vested restricted stock awards for all named executive officers granted in 2008, 2007 and 2006 or in prior years and quarterly and annual incentive stock bonus awards for Mr. Jones issued during 2008, 2007 and 2006. For Mr. Jones, includes the 2008, 2007 and 2006 fourth quarter and annual incentive stock bonus awards which were expensed in 2008, 2007 and 2006, respectively, but granted the first quarter of 2009, 2008 and 2007, respectively, on the same date that cash bonuses were paid by us to all of our eligible employees. The 2008 incentive bonus criteria under which the restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(6)	All stock options were granted prior to 2006.

(7)	Amounts include quarterly and annual incentive cash bonus awards earned and paid in 2008, 2007 and 2006, except for fourth quarter and annual incentive cash bonus awards, which were earned in the prior year but paid in the first quarter of the following year. The 2008 incentive bonus criteria under which the incentive cash bonus awards were made are described under “Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(8)	“All Other Compensation” for 2008 for the named executive officers includes the following:

• For Mr. Jones, various perquisites and benefits included $30,000 in life insurance premiums, supplemental disability premiums, approximately $29,000 in professional fees associated with tax and estate planning and the preparation of tax returns, club membership dues, auto allowance, home office costs, work place secured parking, mobile phone, family travel for our annual sales incentive trip and company matching contributions to our 401(k) plan.

• For Mr. Havener, the aggregate incremental cost of his perquisites was less than $10,000.

• For Mr. Schrafft, various perquisites and benefits included supplemental disability premiums, auto allowance, home office costs, work place secured parking, family travel for our annual sales incentive trip and company matching contributions to our 401(k) plan.

• For Mr. Guthrie, various perquisites and benefits included work place secured parking, family travel for our annual sales incentive trip and company matching contributions to our 401(k) plan.

• For Mr. Provow, payments of approximately $0.5 million, which included severance of $458,000, amounts related to continued benefits coverage, various perquisites and benefits included life and supplemental disability insurance premiums, home office costs, work place secured parking and family travel for our annual sales incentive trip.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

     The following table provides additional detail regarding restricted stock and any other equity awards granted to our named executive officers during the 2008 fiscal year and amounts payable to the named executive officers under other compensation plans.

Name	Grant Date (1)							All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Boland T.	1/22/08	—	180,000	270,000	8,165	11,665	17,498	—	166,500 (5)
Jones	1/22/08	—	180,000	270,000	7,792	11,131	16,697	—	166,500 (5)
	1/22/08	—	180,000	270,000	12,663	18,090	27,135	—	166,500 (5)
	1/22/08	—	360,000	540,000	30,143	43,062	64,593	—	333,000 (5)

Michael E.	1/22/08	—	25,000	31,250	—	—	—	—	—
Havener	1/22/08	—	25,000	31,250	—	—	—	—	—
	1/22/08	—	25,000	31,250	—	—	—	—	—
	1/22/08	—	50,000	62,500	—	—	—	—	—

Theodore P.	1/22/08	—	150,000	225,000	—	—	—	—	—
Schrafft	1/22/08	—	150,000	225,000	—	—	—	—	—
	1/22/08	—	150,000	225,000	—	—	—	—	—
	1/22/08	—	300,000	450,000	—	—	—	—	—

David M.	—	—	—	—
Guthrie	5/16/08	—	48,000	64,800
	5/16/08	—	48,000	64,800	—	—	—	—	—
	5/16/08	—	96,000	129,600	—	—	—	—	—

T. Lee Provow	1/22/08	—	38,500	50,050	—	—	—	—	—
	1/22/08	—	38,500	50,050	—	—	—	—	—

(1)	Our compensation committee approved the 2008 incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards” for quarterly and annual incentive cash bonus awards on January 22, 2008 for Messrs. Jones, Havener, Schrafft and Provow and on May 16, 2008 for Mr. Guthrie for the second, third and fourth quarters of 2008 following his appointment as a named executive officer on June 30, 2008. In the second quarter of 2008, our compensation committee adjusted the quarterly goals for Messrs. Havener, Guthrie and Provow to make them cumulative in order to conform shared financial bonus metrics for all named executive officers. If earned, the cash bonus amounts were paid and stock bonus awards were issued, in the case of Mr. Jones, on the date of the first payroll following each of our earnings releases (which are the same dates that cash bonuses were paid by us to all eligible employees), with the stock bonus awards vesting the next business day, subject to 18-month holding period restrictions. Messrs. Havener, Schrafft, Guthrie and Provow were not eligible for stock bonus awards during 2008. Mr. Provow stepped down as our President, Global Operations effective June 30, 2008.

(2)	For all amounts shown, the 2008 incentive bonus criteria were set and incentive bonuses were earned during 2008, even though the fourth quarter and annual incentive cash bonuses were paid, and the stock bonus awards were issued, in the case of Mr. Jones, in the first quarter of 2009. Because these awards are quarterly or annual and are all earned in 2008, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, and the incentive stock bonus amounts for Mr. Jones are also reported under the “Stock Awards” column of the Summary Compensation Table and under the “Number of Shares Acquired on Vest” column of the Options Exercised and Stock Vested in Fiscal Year 2008 table.None of our named executive officers were guaranteed any bonus and each of our named executive officers could have earned an amount less than or greater than his target bonus awards applicable to consolidated revenues and adjusted EBITDA criteria based on differing sliding scales. Mr. Jones could have earned 70% of his target bonus amount if we achieved 90% of our consolidated revenue and adjusted EBITDA goals, or $630,000 payable in increments of $126,000, $126,000, $126,000 and

$252,000. Mr. Havener could have earned 50% of the adjusted EBITDA component of his target bonus award if we achieved 95% of our adjusted EBITDA goal, or $31,250 payable in increments of $6,250, $6,250, $6,250 and $12,500. Mr. Schrafft could have earned 80% of his target bonus amount if we achieved 95% of our consolidated revenue and adjusted EBITDA goals, or $600,000 payable in increments of $120,000, $120,000, $120,000 and $240,000. Mr. Guthrie could have earned 75% of the consolidated revenue and adjusted EBITDA component of his target bonus award if we achieved 95% of our consolidated revenue and adjusted EBITDA goals, or $100,800 payable in increments of $25,200, $25,200 and $50,400. Mr. Provow could have earned 50% of the consolidated revenue and adjusted EBITDA component of his target bonus award if we achieved 95% of our consolidated revenue and adjusted EBITDA goals, or $23,100 payable in increments of $11,550 and $11,550. These amounts for each of Messrs. Havener, Schrafft, Guthrie and Provow were subject to reduction for failure to achieve certain performance criteria. Information regarding the incentive bonus criteria and a general description of the formula used to calculate these incentive awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)	For Mr. Jones, shares issued as incentive stock bonuses were granted under our 2004 plan. The number of shares issued was determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of issuance, with fractional shares paid in cash. These shares vest on the next business day after issuance and are subject to an 18-month holding period restriction.

(4)	Grant date fair values of restricted stock awards are calculated according to FAS 123(R). Certain de minimis amounts (less than $20) were paid in cash in lieu of fractional shares.

(5)	Holding period restrictions expire October 18, 2009, January 25, 2010, May 1, 2010 and August 20, 2010 for each of Mr. Jones’ respective restricted stock awards, which were issued on April 18, 2008, July 27, 2008, October 31, 2008 and February 20, 2009, respectively.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

     The following table presents information on outstanding equity awards held by our named executive officers at December 31, 2008. This table provides information about stock awards including the aggregate number and market value of shares that have not vested pursuant to such awards.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Boland T. Jones	—	—	—	180,015 (1)	1,549,929

Michael E. Havener	—	—	—	15,000 (2)	129,150
				50,000 (3)	430,500

Theodore P. Schrafft	—	—	—	75,000 (4)	645,750
				75,000 (5)	645,750

David M. Guthrie	—	—	—	31,250 (6)	269,063
				40,000 (7)	344,400
				75,000 (8)	645,750

T. Lee Provow (10)	—	—	—	—	—

(1)	Shares of restricted stock vest in equal quarterly installments on the last day of each calendar quarter over four remaining quarters.

(2)	Shares of restricted stock vest on July 28, 2009.

(3)	Shares of restricted stock vest in installments of 20,000 and 30,000 shares on each of December 31, 2009 and 2010, respectively.

(4)	Shares of restricted stock vest in equal quarterly installments on the last day of each calendar quarter over five remaining quarters.

(5)	Shares of restricted stock vest in installments of 25,000 and 50,000 shares on each of September 30, 2009 and 2010, respectively.

(6)	Shares of restricted stock vest in equal quarterly installments on the last day of each calendar quarter over five remaining quarters.

(7)	Shares of restricted stock vest in installments of 20,000 shares on each of June 30, 2009 and June 30, 2010.

(8)	Shares of restricted stock vest in installments of 25,000 and 50,000 shares on each of September 30, 2009 and September 30, 2010.

(9)	Calculated using the closing price of our common stock on December 31, 2008 of $8.61.

(10)	Mr. Provow stepped down as our President, Global Operations as of June 30, 2008. None of his restricted stock awards remained unvested at December 31, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

     The following table shows amounts realized by our named executive officers on each option that was exercised and each stock award that vested during the 2008 fiscal year.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Boland T. Jones	—	—		72,514	(1)(2)	960,858
				179,996	(3)	2,321,498

Michael E. Havener	—	—		25,000	(4)	321,450

Theodore P. Schrafft	—	—		60,000	(5)	773,850
				25,000	(6)	351,500

David M. Guthrie				25,000	(7)	322,438
				45,000	(8)	643,100

T. Lee Provow	85,000	712,519	(9)	45,000	(10)	653,400

(1)	Shares are also reported under the Grants of Plan-Based Awards in Fiscal Year 2008 table, except for the fourth quarter and annual stock bonus awards for Mr. Jones which are earned in the fourth quarter of each year but are not issued until the first quarter of the following year.

(2)	Represents the aggregate stock bonus awards for the fourth quarter and annual 2007 grant, which were issued in the first quarter of 2008 and the first three quarterly issuances in 2008. An aggregate of 30,781 shares were withheld to pay the tax liability upon vesting. An aggregate of 41,733 net shares were issued, which had a net realized value of $552,991. Shares vested the next business day after date of issuance and are subject to 18-month holding period restrictions from date of issuance.

(3)	Represents time-vested restricted stock awards that were granted prior to 2008 and vested on the last day of each calendar quarter in 2008. An aggregate of 76,404 shares were withheld to pay the tax liability upon vesting. An aggregate of 103,592 net shares were issued, which had a net realized value of $1,336,078.

(4)	Represents time-vested restricted stock awards, which were granted prior to 2008 and of which 15,000 shares vested on July 28, 2008 and 10,000 shares vested on December 31, 2008. An aggregate of 10,612 shares were withheld to pay the tax liability upon vesting. An aggregate of 14,388 net shares were issued, which had a net realized value of $185,002.

(5)	Represents a time-vested restricted stock award, which was granted prior to 2008 and vested on the last day of each calendar quarter in 2008. An aggregate of 25,468 shares were withheld to pay the tax liability upon vesting. An aggregate of 34,532 net shares were issued, which had a net realized value of $445,376.

(6)	Represents a time-vested restricted stock award, which was granted prior to 2008 and vested on September 30, 2008. 10,612 shares were withheld to pay the tax liability upon vesting. 14,388 net shares were issued, which had a net realized value of $202,295.

(7)	Represents a time-vested restricted stock award, which was granted prior to 2008 and vested on the last day of each calendar quarter in 2008. An aggregate of 8,737 shares were withheld to pay the tax liability upon vesting. An aggregate of 16,263 net shares were issued, which had a net realized value of $208,850.

(8)	Represents time-vested restricted stock awards, which were granted prior to 2008 and of which 20,000 shares vested on June 30, 2008 and 25,000 shares vested on September 30, 2008. An aggregate of 14,602 shares were withheld to pay the tax liability upon vesting. An aggregate of 30,398 net shares were issued, which had a net realized value of $434,421.

(9)	Mr. Provow exercised options for 49,700 shares on April 24, 2008 and realized a value of $417,058. On April 25, 2008, he exercised options for 35,300 shares and realized a value of $295,461.

(10)	Represents a time-vested restricted stock award, which was granted prior to 2008 and vested on March 31, 2008 and June 30, 2008, with 22,500 shares that would have otherwise vested on September 30, 2008 and December 31, 2008 accelerated upon Mr. Provow’s separation date of June 30, 2008. An aggregate of 17,075 shares were withheld to pay the tax liability upon vesting. An aggregate of 27,925 net shares were issued, which had a net realized value of $405,593.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into employment agreements or letters with each of our named executive officers that provide for severance payments or benefits upon termination of employment and change of control.

Voluntary Termination

     A named executive officer is not entitled to receive any severance payment or benefits upon his voluntary decision to terminate employment with us. The executive officer would be entitled to receive a pro-rata portion of his base salary for the year in which termination occurs and any earned and accrued bonus compensation, as applicable.

Termination with or without Cause

     A named executive officer is not entitled to receive any severance payment or benefits upon termination for cause. The executive officer would be entitled to receive a pro rata portion of his base salary for the year in which termination occurs and any earned and accrued bonus compensation, as applicable. A named executive officer is entitled to receive severance payments and certain benefits upon termination by us without cause before and after a change in control, as provided in each executive officer’s employment agreement or letter.

     Termination for cause generally includes:

  the willful and continued failure of an executive to substantially perform his duties; or

  the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us.

Termination for Good Reason

     Some of our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer before or after a change in control, per each executive officer’s employment agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his employment agreement. Messrs. Schrafft’s and Guthrie’s employment agreements provide for severance benefits upon termination for good reason only within 24 months after a change in control. Mr. Havener’s employment letter does not provide for severance benefits upon termination for good reason. Termination for good reason requires prior written notice by an executive officer.

     Termination for good reason generally includes:

  the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

  a material reduction in the executives’ base salary or bonus opportunity;

  a material breach by us of any of the provisions in an executive’s employment agreement; or

  requiring the executive to be based at any office or location other than at specified company office locations.

Change in Control

     The employment agreements or letter with each of our named executive officers contain change in control provisions whereby certain severance payments and benefits would be triggered upon the occurrence of a change in control of the company. When evaluating a potential change in control, our named executive officers face possible loss of employment and previously granted unvested stock options and restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing them with a measure of financial protection. In December 2007 and in December 2008, our compensation committee approved amendments to each named executive officer’s employment agreement or letter for the purpose of bringing such agreements or arrangements into documentary compliance with Section 409A of the tax code. These amendments provide that any severance payable before or after a change in control will be paid in a lump sum within 75 days following the effective date of termination. Mr. Jones is also entitled to additional gross-up payments for any excise tax that may be imposed in connection with a change in control.

     The change in control severance provisions in the employment agreements or letter of our named executive officers require a double trigger, which means that both a change in control and an involuntary loss of employment must occur. If in contemplation of, or within 24 months after, a change in control, Messrs. Jones’, Schrafft’s or Guthrie’s employment is terminated by us or our successor for failure to renew their agreement, certain severance payments would be triggered. In addition, all named executive officers unvested stock options and restricted stock will fully vest upon a change in control.

     A change in control of the company generally includes the occurrence of any of the following events:

  the acquisition of 50% or more of our voting securities;

  the members of our board of directors ceasing to constitute at least 60% of our board;

  a merger, consolidation or reorganization involving the company;

  a complete liquidation or dissolution of the company; or

  the sale or other disposition of all or substantially all of our assets.

     The following table describes the potential payments and benefits to which each of our named executive officers, except for Mr. Provow who stepped down as our President, Global Operations effective June 30, 2008, would be entitled if termination of employment occurred before or after a change in control or was due to death or disability. The values assume termination of employment was effective as of December 31, 2008. A discussion of termination of employment and change of control provisions contained in employment agreements or letters with each of our named executive officers is set forth in “Executive Compensation —Individual Employment Agreements.” The amounts in the table exclude distributions under our 401(k) plan that is generally available to all salaried employees. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2008.

Name	Benefit	Termination without Cause or for Good Reason before a Change in Control		Termination without Cause or for Good Reason after a Change in Control		Disability		Death
Boland T. Jones	Salary	$2,691,000		$2,691,000		$1,125,000	(3)	—
	Bonus	6,189,300		6,189,300		—		—
	Acceleration of
	equity awards (1)	1,549,929		1,549,929		1,549,929		$1,549,929
	Health and
	welfare benefits
	continuation (2)	120,885		120,885		—		5,000	(3)
	Life insurance	45,000		45,000		—		—
	Excise tax gross-up	—	(4)	—	(4)	—		—

	Total	$10,596,114		$10,596,114		$2,674,929		$1,554,929

Name	Benefit	Termination without Cause before a Change in Control	Termination without Cause or for Good Reason after a Change in Control (5)	Death or Disability
Michael E. Havener	Salary	$250,000	$250,000	—
	Bonus	—	—	—
	Acceleration of
	equity awards (1)	301,350	559,650	$559,650

	Total	$551,350	$809,650	$559,650

Theodore P. Schrafft	Salary	$1,000,000	$1,000,000	—
	Bonus	—	—	—
	Acceleration of
	equity awards (1)	344,400	1,291,500	$1,291,500
	Health and welfare
	benefits continuation (2)	32,722	32,722	—

	Total	$1,377,122	$2,324,222	$1,291,500

David M. Guthrie	Salary	$800,000	$800,000	—
	Bonus	—	—	—
	Acceleration of
	equity awards (1)	441,263	1,259,213	$1,259,213
	Health and welfare
	benefits continuation (2)	32,722	32,722	—

	Total	$1,273,985	$2,091,935	$1,259,213

(1)	All named executive officers’ equity awards fully vest upon a change in control of the company and upon death or disability. All of Mr. Jones’ equity awards also vest upon a termination without cause or for good reason prior to a change in control. The next tranche of equity awards vest upon a termination without cause for Messrs. Havener, Schrafft and Guthrie. The dollar value is based on the $8.61 closing price of our common stock on December 31, 2008.

(2)	Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer, and are valued at the premium in effect, on January 1, 2009.

(3)	Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ employment agreement also provides for a $5,000 death benefit.

(4)	Based on certain assumptions, including assumptions regarding the stock price of our common stock and adjusted federal rates, we do not believe that an excise tax would be imposed on severance payments to Mr. Jones using a December 31, 2008 termination date.

(5)	Not applicable to Mr. Havener in the event of termination for good reason.

Individual Employment Agreements

Boland T. Jones

     The initial term of Mr. Jones’ employment agreement expires on January 1, 2010. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 30 days prior to expiration of the term. If we terminate his employment for any reason other than cause, death, disability or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the highest annual base salary plus 200% of the highest cash bonus paid to him for any of the three calendar years prior to the date of termination. This severance amount will be payable in a lump sum within 75 days following the effective date of his termination. If, in contemplation of, or during the 24-month period following, a change in control, we or our successor terminates Mr. Jones by failing to renew his agreement, he will be entitled to severance compensation as if his employment was terminated without cause and his severance amount will be payable in a lump sum within 75 days following the effective date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, or in the event that we fail to renew the term of his employment agreement, he will continue to participate in any of our dental, disability, life, or similar programs in which he participated immediately prior to termination for the longer of 18 months or the remaining term of his agreement as if such termination had not occurred. This benefit would include the continuation of a $3.0 million life insurance policy on Mr. Jones. Mr. Jones also will continue to participate in any of our medical or health plans and programs in which he participated immediately prior to such termination for a period of 60 months after the date of termination without cause or for good reason, or for a period of 24 months following the termination of his employment agreement due to our failure to renew its term. In addition, Mr. Jones is entitled to receive a gross-up payment in the event any payments or benefits to which he may be entitled are treated as “excess parachute payments” and are subject to excise taxes under Section 4999 of the tax code.

     Mr. Jones’ employment agreement provides that he will not compete with the company, solicit any of our employees or customers or disclose confidential information during the term of his employment and for one year thereafter.

Theodore P. Schrafft

     The current term of Mr. Schrafft’s employment agreement expires on December 31, 2009. It renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate his employment without cause either before or after a change in control or, if during the 24-month period following a change in control, he terminates his employment for good reason, or if in contemplation of, or during the 24-month period following, a change in control we or our successor terminates his employment by failing to renew his agreement, Mr. Schrafft will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination. In addition to this severance amount, Mr. Schrafft will receive the cost of COBRA coverage for 18 months following the date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

     Mr. Schrafft’s employment agreement provides that he will not compete with the company, solicit any of our employees or customers during the term of his employment and for one year thereafter. His agreement also prohibits him from disclosing confidential business information during the term of his employment and for two years thereafter.

David M. Guthrie

     The current term of Mr. Guthrie’s employment agreement expires on December 31, 2009. It renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate his employment without cause either before or after a change in control or, if during the 24-month period following a change in control, Mr. Guthrie terminates his employment for good reason, or if in contemplation of, or during the 24-month period following, a change in control we or our successor terminate his employment by failing to renew his employment agreement, he will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination. In addition, Mr. Guthrie will be entitled to an amount equal to the cost of obtaining COBRA coverage for 18 months following his date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

     Mr. Guthrie’s employment agreement provides that he will not compete with us or solicit any of our employees or customers during the term of his employment and for one year thereafter. His agreement also prohibits him from disclosing confidential business information during the term of his employment and for two years thereafter.

Michael E. Havener

     We may terminate Mr. Havener’s employment at any time. If we terminate his employment without cause either before a change in control or after a change in control, Mr. Havener will be entitled to severance compensation equal to 100% of his base annual salary in effect on the date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

T. Lee Provow

     Mr. Provow stepped down as our President, Global Operations effective June 30, 2008. We entered into a separation agreement with Mr. Provow, effective as of June 30, 2008. The separation agreement provided for, among other things, his resignation as an officer, the payment of approximately $0.5 million in cash severance (which includes amounts related to benefits coverage), less withholdings for taxes and other items, and the acceleration of 22,500 shares of his restricted stock, all as of his separation date on June 30, 2008. The separation agreement also provided for releases by Mr. Provow and that he will not compete with us or solicit any of our employees or customers for one year following his separation date and will not disclose confidential business information for two years following his separation date.

EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information as of December 31, 2008 about our common stock that may be issued under all of our existing equity compensation plans. This table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies that originally granted those options. Note 3 to this table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2008 and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders (1)(2)	647,170	$8.21	3,876,200
Equity compensation plans not
approved by security holders (3)	99,585	$8.34	—

Total	746,755	$8.22	3,876,200

(1)	Includes options issued and available for exercise and awards available for issuance under our 2004 long- term incentive plan and directors stock plan. We have 2,901,631 and 974,569 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively. Following the adoption of amendments to our 2004 plan in June 2008, we froze our 1995 plan and will not issue additional awards under this plan.

(2)	We have 1,387,471 and 166,648 remaining shares available for issuance pursuant to restricted stock or other full value awards under our 2004 plan and directors stock plan, respectively.

(3)	Includes options issued and available for exercise under our 1998 stock plan. Following the adoption of our 2004 plan in June 2004, we froze our 1998 stock plan and will not issue additional awards under this plan.

     This table does not include information for an equity compensation plan assumed by us in connection with an acquisition of the company that originally established the Intellivoice Communications, Inc. 1995 incentive stock option plan. As of December 31, 2008, a total of 420 shares of our common stock were issuable upon exercise of outstanding options under the assumed plan. The weighted average exercise price of the outstanding options is $5.23 per share. No additional options may be granted under this assumed plan.

CERTAIN TRANSACTIONS

Review and Approval of Related Person Transactions

     Our board of directors has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which we, including any of our subsidiaries, were, are or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

  any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

  any shareholder owning in excess of five percent of our company;

  any immediate family member of any of the foregoing persons; or

  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

     Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

  the benefits to us from the transaction;

  the impact on a director’s independence, if applicable;

  the availability of other sources for comparable products or services;

  the terms of the transaction; and

  the terms available to unrelated third parties or employees generally.

     Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. If a related person transaction is ongoing or completed and not previously approved by the audit committee, we promptly submit it to our audit committee for review and consideration. Other than a transaction involving compensation that is approved by our compensation committee, we will only consummate or continue a related person transaction if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with unrelated third parties. Based on the conclusions reached, our audit committee evaluates all options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

Related Party Transactions

     We have made loans to our chairman of the board and chief executive officer, which loans are secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC and whose limited partner is a trust of which Mr. Jones was the grantor and his wife the trustee. Seven Gables Management Company is a limited liability company of which Mr. Jones and his wife are the sole members. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. We had a legal commitment to make these loans prior to July 30, 2002, without having any discretion or termination right with respect to these existing obligations, which have not been modified or extended in any way. Each loan is evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by the common stock purchased. These loans mature in 2009 and 2010. No payments are due prior to the due date of each loan. Mr. Jones did not make any payments on his outstanding loans to us in 2008. The highest aggregate principal amount of the loans, including accrued interest, outstanding during 2008 was $1,802,647, and the terms of these loans are as follows:

Name	Amount of Loan	Interest Rate	Due Date	Shares Pledged		Value of Collateral as of 12/31/08
Boland T. Jones	$1,607,026	5.96%	10/31/10	1,330,753	*	$11,457,783	*
	105,810	5.43%	10/31/10	1,330,753	*	11,457,783	*
	63,026	5.43%	10/31/10	239,624		2,063,163
	26,785	4.94%	12/15/09	24,000		206,640

	$1,802,647					$13,727,586	*

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

As of April 2, 2009, the aggregate outstanding loan amount for Mr. Jones was $1,829,704.

     In October 2005, our audit committee approved, and in November 2005 we entered into, an agreement with HowStuffWorks. The agreement provided for our purchase of up to $30,000 of online advertisements on howstuffworks.com each calendar month during the term. We extended the agreement for an additional one-year period expiring September 20, 2007. In October 2007, our audit committee approved, and we entered into, a new sponsorship agreement with HowStuffWorks providing for our purchase of $100,000 of online advertisements each month during a six-month term. We made aggregate payment to HowStuffWorks of $1.0 million during 2008 under these agreements with some payments in 2008 relating to services rendered in 2007. This agreement expired by its terms in September 2008. See “Corporate Governance Matters — Independent Directors.”

AUDIT COMMITTEE REPORT

     Our amended and restated audit committee charter specifies the scope of the audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Audit Committee.” Our management has primary responsibility for our financial statements and reporting process, including our systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. Our audit committee oversees these processes and annually appoints our independent auditors for the upcoming year.

     Our audit committee has reviewed and discussed our December 31, 2008 audited financial statements with management and with Deloitte & Touche LLP, our independent registered public accounting firm for 2008. Our audit committee also has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The audit committee also has received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte & Touche their independence from us. The audit committee has also considered and determined that the provision of non-audit services to us is compatible with the independence of Deloitte & Touche.

     Based on the review and discussions referred to above, our audit committee recommended to the board, and our board approved, the inclusion of the December 31, 2008 audited financial statements in our annual report on Form 10-K for the year ended December 31, 2008 that was filed with the SEC on March 2, 2009.

The foregoing report has been submitted by the members of the audit committee.

W. Steven Jones, Chairman as of April 23, 2009 John R. Harris, Chairman prior to April 23, 2009 Wilkie S. Colyer Raymond H. Pirtle, Jr.

The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche served as our independent registered public accounting firm for the year ended December 31, 2008. On March 18, 2009, the audit committee dismissed Deloitte & Touche and engaged Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2009 on March 19, 2009. Deloitte & Touche’s reports on our consolidated financial statements as of and for each of the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report for fiscal year ended December 31, 2007, however, included the following explanatory paragraphs:

     As described in Note 9 to the consolidated financial statements, the Company changed its method of accounting for share-based payments effective January 1, 2006, in accordance with the adoption of Financial Accounting Standards No. 123R, Share-Based Payment. Also, as described in Note 16 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007, in accordance with the adoption of Statement of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.

     As described in Note 3 to the financial statements, the accompanying consolidated financial statements as of and for the period ended December 31, 2007 have been restated.

The report for fiscal year ended December 31, 2008, however, included the following explanatory paragraph:

     As described in Note 15 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007, in accordance with the adoption of Statement of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.

     During the periods covered by such reports and during any subsequent period through March 18, 2009, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of

Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. During the same periods, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     During the fiscal years ended December 31, 2008 and 2007, and during any subsequent period through March 19, 2009, the date of our engagement of Ernst & Young, neither we, nor any person on our behalf, has consulted with Ernst & Young regarding any matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

AUDIT MATTERS

     The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2008 and 2007 by Deloitte & Touche:

	2008	2007
Audit fees	$1,955,582	$1,562,144
Audit-related fees	—	179,070
Tax fees	386,598	217,747
All other fees	8,500	—

Total fees	$2,350,680	$1,958,961

     “Audit fees” include fees for the audit of our consolidated financial statements, review of our quarterly financial statements, compliance with the Sarbanes-Oxley Act of 2002 Section 404 requirements and statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

     “Audit-related fees” for 2007 consist of fees for an American Institute of Public Accountants’ Statement on Auditing Standards No. 70 Type II audit of controls related to the processing of automated data management and delivery solutions and related computer controls at certain of our U.S. and international processing locations.

     “Tax fees” include fees for domestic and international tax compliance, planning and advice.

     “All other fees” for 2008 consist of fees related to our registration statement on Form S-8 filed in June 2008 in connection with our shareholders approving amendments to our stock plans at last year’s annual meeting.

     The audit committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche in 2008 and 2007 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Deloitte & Touche’s independence.

     Our audit committee charter requires the audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent auditors and permits the audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to pre-approve all audit and permitted non-audit services provided to us by our independent auditors to our audit committee chairman.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. As part of this selection process, our management and audit committee members interviewed representatives of Ernst & Young and considered the following matters compared to comparable accounting firms:

  the firm’s independence and any relationships between us and the firm that may bear on the independence of the audit firm;

  the quality of the proposed audit engagement team;

  the firm’s experience, client service, responsiveness and technical experience;

  the firm’s leadership, management structure and compliance programs;

  the firm’s role and performance in certain non-audit services for us; and

  the appropriateness of fees proposed.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting via conference call, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the selection of Ernst & Young to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the audit committee will reconsider whether to retain this audit firm. Even if the selection is ratified, our audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

     Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

     We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements. The foregoing is based upon reports furnished to us.

SHAREHOLDER PROPOSALS

     Under Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2010 annual meeting of shareholders must be received by us on or before January 11, 2010 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2010 annual meeting of shareholders.

     Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before December 12, 2009 or after January 11, 2010 will be considered untimely and, if presented at the 2010 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

     For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters — Shareholder Director Nominations.”

OTHER MATTERS

     We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

     A copy of our annual report on Form 10-K for the year ended December 31, 2008, including financial statements, exhibits and any amendments thereto, as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.W., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. Our 2008 Form 10-K is also available on our web site at www.premiereglobal.com/investors/reports.asp.

By Order of the Board of Directors,

Atlanta, Georgia April 30, 2009	/s/ Scott Askins Leonard Scott Askins Leonard Secretary

APPENDIX A

ANNUAL MEETING OF SHAREHOLDERS OF

PREMIERE GLOBAL SERVICES, INC.

June 10, 2009

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote on-line/phone until 11:59 PM EDT the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 10, 2009:
Our proxy statement and annual report to shareholders are available at
www.premiereglobal.com/investors/reports.asp

PROXY

     The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 2, 2009, at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Wednesday, June 10, 2009, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

1. Election of directors – The Board of Directors recommends a vote FOR the following director nominees:

❑ FOR ALL NOMINEES	O Boland T. Jones	O W. Steven Jones
❑ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Jeffrey T. Arnold	O Raymond H. Pirtle, Jr.
❑ FOR ALL EXCEPT	O Wilkie S. Colyer	O J. Walker Smith, Jr.
(See instructions below)	O John R. Harris

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ●

2. Ratify the appointment of Ernst & Young LLP as the independent	❑ For	❑ Against	❑ Abstain
registered public accounting firm for our fiscal year ending December
31, 2009 – The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009.

❑ Please check this box if you plan to attend the annual meeting of shareholders despite submission of this Proxy.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the election of all of the director nominees named above in Proposal 1, will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009 in Proposal 2, and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters that may properly come before the annual meeting or any adjournment thereof of which we did not have notice on or before December 29, 2008.

     Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2009

_______________________________________ Signature of Shareholder

_______________________________________ Signatures of Other Shareholder (if held jointly)

_______________________________________ Title(s)

THIS PROXY IS SOLICITED ON BEHALF OF PREMIERE GLOBAL SERVICES, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.